UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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☐     Definitive Proxy Statement

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☐     Soliciting Material Pursuant to §240.14a-12
Tecumseh Products Company
(Name of Registrant as Specified In Its Charter)
Herrick Foundation
Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick,
and Michael Indenbaum
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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     On or after July 23, 2009, we plan to send the following letter to Tecumseh Products Company’s Class B shareholders.

July 23, 2009
Dear Fellow Shareholder:
In less than a month, you will be making a decision that will hopefully put an end, once and for all, to the uncertainty that hangs over Tecumseh Products. I am confident that we have provided enough information to convince you that it is time to change the direction of the Company under its present board.
What I would like to share in this letter is more personal, because it deals with the charges and allegations that have been leveled by Tecumseh against me, my son Kent and our family foundation.
Let me begin by saying that I am proud of the fact that everyone associated with the Herrick Foundation has always dealt in facts and honored the non-disparagement agreement the Foundation and Tecumseh signed in 2007, even though it hasn’t always been easy.
Even now, despite the Company’s caustic remarks about the Herrick family in its recent shareholder communications, we will continue to continue to deal solely with facts.
I don’t believe that we need to sling mud because the record refutes substantially all of the Company’s claims and charges, and shows that the Herrick Foundation and the family have acted openly, honestly and consistently to protect and enhance the value of Tecumseh’s stock.
Frankly, we had no other choice than to take action. Since its inception, our Foundation has been tied to the success of Tecumseh and, as a consequence, we have been able to make several hundred million dollars in charitable contributions, largely in the communities where the Company operates.
While we diversified the Foundation’s holdings over time, the suspension of Tecumseh’s dividend in 2005 and the subsequent stock price decline has impacted the level of our contributions. Personally and professionally this is a responsibility I take very seriously, and the Foundation, like the Company, needs to have growth.
These are among the many reasons why I object so strongly to being called a dissident shareholder. Still, the term “dissident” begs the question: How did the family and the Foundation come to be at odds with Tecumseh?
Let’s look back.
I realized in the late 1990s, even as Tecumseh’s factories around the world were operating at or near full capacity, that the Company needed to rethink its business strategy and evolve into a leaner, more focused global competitor.
As we moved into the early and middle years of this decade, my management team and I made several key strategic decisions:
•	Leverage our existing footprint in Brazil and India and move more of our compressor production to these low-cost countries.

•	Focus on higher value-added products in countries like the United States and France that have higher production costs. These products included complete systems, packaged units, condensing units and customized compressors, as well as just-in-time motor specialization.

•	Invest in quality, so we adopted a customized hybrid of Six-Sigma and Lean Manufacturing that we deployed throughout the Company with hundreds of trained black and green belts.

•	Implement a global information and management system based on the Oracle platform so we could manage our assets and plan more efficiently.

•	Restructure or sell non-core assets and take other steps to reduce debt, streamline the Company and raise cash.
These are all actions that the Company’s present management is taking credit for, but most of these initiatives were begun well before Ed Buker was hired as CEO in August 2007. Since he has now embraced them as his own ideas, it begs the question why he has been so derisive in describing our team’s management expertise.
With that said, I’ll be the first to admit we faced our share of challenges. Indeed, the poor performance of our engine business, compounded by bad advice from some of our outside consultants, set in motion events that helped bring us to where we are today. But the true story of these events has never been told until now.
By 2005, it became clear that we needed to accelerate our business improvement plan for the engine business, so we hired AlixPartners to advise us and Jim Bonsall, one of their managing directors, became president of the Engine Group. This was done at the recommendation of Al Koch, another Alix managing director who joined our board in 2004.
Unfortunately, the Alix-Bonsall strategy to restructure the business never performed as Alix and Bonsall projected, and several times in 2006 and 2007, Tecumseh was in default on its credit agreements.
Faced with a lack of liquidity, the majority of the Board was content to renew its $50 million financing facility with Cerberus Capital Management, but under the proposed terms, we would have been in default upon signing. That is when I brought in TriCap Partners, who offered the Company a $100 million credit facility on much better terms than it had before.
Believing it to be a far better option for all the shareholders than a possible bankruptcy, the Foundation agreed to pay TriCap a stock-based incentive out of its own holdings.
I also agreed to resign as CEO of the Company as soon as a new chief executive officer could be hired. In order to make sure the succession went smoothly at this critical time, I recommended hiring a chief operating officer who could begin the sale of non-core assets and other restructuring items during the transition to a new CEO.
When Bonsall’s name was put forward for this post, I objected on the grounds that the engine group’s restructuring had been an expensive failure. That’s when Al Koch and the remaining board, David Risley and Peter Banks, fired me, and also my son Kent.

This is quite a different picture than has been painted by the Company. But it’s what actually happened.
Since that time, Tecumseh has wasted millions of dollars in legal fees and countless hours of management time in an unsuccessful effort to marginalize the Foundation and the Herrick family, and keep us from having a voice in the Company’s strategic direction.
That includes improperly trying to stack the board of directors, illegally trying to recapitalize the Company without a vote of the Class B shareholders, spreading disinformation about the Herrick family’s cooperation with the U.S. Department of Justice’s compressor industry probe and the Company’s related internal investigation, and petitioning the Michigan Attorney General to investigate the Herrick Foundation. This isn’t even a full list.
At the end of the day, I believe the Company’s litigation, lobbying, scapegoating and personal attacks are designed to keep shareholders from focusing on the critical issue:
By almost every measure — whether it’s revenue, cash flow or share price — the Company’s ongoing performance has been terrible. You can read all of the grim details in our proxy statement.
Responsibility for this state of affairs rests squarely with current management and the board charged with overseeing this team. It’s management’s job to execute according to a plan, and if they’re failing, the board needs to review the plan and take stronger action if it’s warranted.
Unfortunately, today’s board has shown it’s not up to the task, with its track record of approving excessive compensation, ignoring Tecumseh’s own articles of incorporation, rubber-stamping costly litigation and allowing management’s flawed execution to erode shareholder value.
If the board won’t act, then shareholders need to start replacing directors. That’s where Tecumseh is today and why your vote is so important.
I hope this letter has helped clarify some of the issues that the Company has raised, and given you even more confidence to vote with the Herrick Foundation at Tecumseh’s annual meeting on Aug. 14.
Respectfully,
Todd Herrick
Chairman, The Herrick Foundation
          Herrick Foundation has filed a definitive proxy statement with the United States Securities and Exchange Commission (“SEC”) on July 15, 2009 in connection with the Tecumseh Products Company 2009 annual meeting of shareholders. Before soliciting proxies, Herrick Foundation will provide shareholders with the definitive proxy statement. Herrick Foundation advises shareholders to read the definitive proxy statement because it contains important information about Herrick Foundation and the proposals to be presented to a vote of shareholders at the 2009 annual meeting. Shareholders may obtain free copies of the definitive proxy statement and other documents Herrick Foundation files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of Herrick Foundation’s definitive proxy statement by accessing www.TecumsehProxyFight.com. In addition, shareholders may obtain a free copy of the definitive proxy statement by contacting The Altman Group toll free at (866) 340-7104 (banks and brokers call collect (201) 806-7300).
          Herrick Foundation, Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick, and Michael Indenbaum are participants in the solicitation of proxies in respect of the matters to be considered at the annual meeting. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the annual meeting is also contained in the definitive proxy statement referred to above.